Gary R. Henrie
Attorney at Law

486 W. 1360 N.                                                                                                                                                                                                                                                                                                                                                                                                                                       Telephone:  801-310-1419
American Fork, UT  84003                                                                                                                                                                                                                                                                                                                                                                                                              e-mail:  grhlaw@hotmail.com

September 29, 2015

SILC Holdings LLC
1485 International Parkway, Suite 1031
Lake Mary, Florida  32751

Re:     SILC Holdings LLC, Regulation A Offering Statement on Form 1-A

Ladies and Gentlemen:

I have acted as securities counsel for SILC Holdings LLC, a Florida limited liability company (the "Company"), for the purpose of issuing this opinion letter in connection with the Regulation A Offering Statement on Form 1-A (the "Offering Statement") to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.  The Offering Statement relates to the offering of 2,000 real estate backed Notes each in the face amount of $25,000.

In rendering the opinion set forth below, I have reviewed: (a) the Offering Statement; (b) the Company's Articles of Organization; (c) the Company's Operating Agreement; and (d) such statutes, records and other documents as I have deemed relevant.  In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof and the truthfulness of statements set forth in such documents.  In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinions hereinafter expressed.

Based upon the foregoing, I am of the opinion that the 2,000 Notes, when issued and when due consideration is given therefore, will be the binding obligation of the Company.  This opinion is based on Florida general corporate law, all applicable Florida statutory provisions and reported judicial decisions interpreting these laws.

Very truly yours,

/s/ Gary R. Henrie
_______________________________________
Gary R. Henrie, Esq.